Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of AdCare Health Systems, Inc. of our report dated March 19, 2012, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of AdCare Health Systems, Inc. for the year ended December 31, 2011.

/s/  BATTELLE & BATTELLE LLP

Dayton, Ohio

October 16, 2012